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                               CONSENT OF KPMG LLP


                                                                    Exhibit 23.1

The Board of Directors
Epoch Pharmaceuticals, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 10, 1999 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



KPMG LLP



Seattle, Washington
August 6, 1999